NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY REPORTS SECOND QUARTER FISCAL 2015 RESULTS

MARYVILLE, TN – January 8, 2015 – Ruby Tuesday, Inc. (NYSE: RT) today reported financial results for the fiscal second quarter ended December 2, 2014.

Results for the second quarter include:

•
Total revenue from continuing operations of $262.7 million compared to $276.2 million in the same quarter of the prior year, a decrease of $13.5 million, reflecting the closing of 42 restaurants since the second quarter of the prior year and a decrease in same-restaurant sales at Company-owned Ruby Tuesday restaurants.

•
Same-restaurant sales decreased 1.0% at Company-owned Ruby Tuesday restaurants compared to the same quarter of the prior year.  Same-restaurant guest counts at Company-owned Ruby Tuesday restaurants were down 1.3% compared to the same quarter of the prior year.

•
Net loss from continuing operations of $9.3 million compared to net loss of $34.7 million from continuing operations for the same quarter in the prior year.  As shown below, excluding special items, net loss from continuing operations was $9.3 million compared to a net loss from continuing operations of $25.9 million in the same quarter of the prior year.

•
Diluted loss per share from continuing operations of $0.15 compared to a diluted loss per share from continuing operations of $0.58 in the same quarter of the prior year. As shown below, excluding special items, diluted loss per share from continuing operations was $0.15 compared to a diluted loss per share from continuing operations of $0.43 in the same quarter of the prior year.

•	Total book debt of $252.4 million at the end of the second quarter compared to $273.1 million at the end of the prior year second quarter, a decrease of $20.7 million.
•	Ended the quarter with $48.2 million in cash on hand compared to $23.6 million at the end of the prior year quarter.

Ruby Tuesday, Inc.
News Release
January 8, 2015
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Restaurant Development

•	The Company opened one and closed four Ruby Tuesday restaurants during the quarter. Domestic and international franchisees opened one and closed three Ruby Tuesday restaurants during the quarter.
•	Franchisees opened one Lime Fresh restaurant during the quarter.

JJ Buettgen, Chairman of the Board, President and CEO, commented, "While our same-restaurant sales and guest count growth slowed, our same-restaurant guest count performance was in-line with the Knapp TrackTM industry benchmark.   We believe one of the primary drivers of our softer results in the current quarter was the impact of lapping last year’s successful menu and value launch.   We also lowered our marketing spend from prior year as we continued our efforts to make our marketing plans more cost effective.  We continued to make progress on the business model by improving restaurant-level margins and reducing selling, general and administrative expense compared to last year.  While our brand transformation is a journey, and near-term results may fluctuate, we remain confident in our strategy.”

Fiscal 2015 Outlook

As previously disclosed, we are not providing quarterly or annual earnings guidance for fiscal 2015.  There are, however, certain items which we would like to highlight, including the following:

Third Quarter Outlook

•	Same-Restaurant Sales – We estimate same-restaurant sales for the third quarter to be -2% to +1%.

Annual Outlook

•	Same-Restaurant Sales - We estimate same-restaurant sales for the fiscal year to be -1% to +1%. The guidance for the year is revised from prior guidance of +1% to +2%.

Ruby Tuesday, Inc.
News Release
January 8, 2015
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•
Restaurant-level Operating Margin – Estimated to be 16.0% to 17.0% of restaurant sales compared to 15.1% in fiscal 2014.  The improvement is primarily due to decreases in cost of goods sold, payroll and related costs, and other restaurant operating costs associated with cost savings initiatives.

•
Selling, General, and Administrative Expense – Estimated to be $127 to $130 million compared to $137.2 million in fiscal 2014.  The reduction is primarily due to $5.3 million in costs incurred in 2014 for corporate restructuring and executive transition costs, and an additional $3.5 million in savings resulting from our 2014 cost reduction initiatives.  We estimate that marketing expense for this fiscal year will be lower than fiscal 2014.

•
Restaurant Development – During the year, we plan to open one new Company-owned Ruby Tuesday restaurant and expect to close 10 to 13 Company-owned Ruby Tuesday restaurants.  Domestic franchisees expect to open two Lime Fresh restaurants and close one Ruby Tuesday restaurant.  International franchisees expect to open five to eight and close three Ruby Tuesday restaurants.

•
Tax – We are limited as to the amount of tax credits we can use each year based upon our taxable income for that year and cannot recognize a full benefit of any year’s currently generated tax credits or our tax credit carryforwards due to our deferred tax valuation allowance, which will remain until we generate sufficient levels of pre-tax income in the future.

•	Capital Expenditures – Estimated to be $28 to $32 million for the year.
•	Excess Real Estate – We expect to generate $8 to $12 million of cash proceeds for the year from the disposition of excess real estate.

Non-GAAP Earnings Reconciliation
The Company believes excluding special items from its financial results provides investors with a clearer understanding of the Company’s ongoing operating performance and comparison to prior-period results.

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January 8, 2015
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Ruby Tuesday, Inc.
Reconciliation of Net Loss from Continuing Operations Excluding Special Items
(Amounts in thousands except per share amounts)
(Unaudited)
	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	December 2,	December 3,	December 2,	December 3,
	2014	2013	2014	2013

Net Loss from Continuing Operations	$ (9,273)	$ (34,737)	$ (6,708)	$ (56,636)
Closure and Impairment (net of tax) (1)	-	5,009	-	5,232
Executive Transition (net of tax) (2)	-	322	-	749
Debt Prepay Penalties & Deferred Financing Fee Write-Offs (net of tax)	-	1,167	-	1,167
Severance and Other Corporate Restructure Costs (net of tax)	-	2,324		3,384
Income Tax Valuation Allowance (3)	-	-	(3,174)	-
Net Loss from Continuing Operations Excluding Special Items	$ (9,273)	$ (25,915)	$ (9,882)	$ (46,104)

Diluted Loss Per Share from Continuing Operations	$ (0.15)	$ (0.58)	$ (0.11)	$ (0.94)
Closure and Impairment (net of tax) (1)	-	0.08	-	0.09
Executive Transition (net of tax) (2)	-	0.01	-	0.01
Debt Prepay Penalties & Deferred Financing Fee Write-Offs (net of tax)	-	0.02	-	0.02
Severance and Other Corporate Restructure Costs (net of tax)	-	0.04	-	0.05
Income Tax Valuation Allowance (3)	-	-	(0.05)	-
Diluted Loss Per Share from Continuing Operations Excluding Special Items	$ (0.15)	$ (0.43)	$ (0.16)	$ (0.77)

(1) Includes impairments, lease reserves, and other closing cost adjustments resulting from various publicly announced restaurant closures.
(2) Includes search fees, signing and retention bonuses, relocation, and travel-related expenses resulting from Executive transitions.
(3) Represents an immaterial prior period correction to our deferred tax valuation allowance.

ABOUT RUBY TUESDAY

Ruby Tuesday, Inc. has 744 Company-owned and/or franchise Ruby Tuesday brand restaurants in 44 states, 13 foreign countries, and Guam, in addition to 28 Company-owned and/or franchise Lime Fresh brand restaurants in six states and the District of Columbia.  As of December 2, 2014, we owned and operated 663 Ruby Tuesday restaurants and franchised 81 Ruby Tuesday restaurants, comprised of 30 domestic and 51 international restaurants.  We also owned and operated 20 Lime Fresh restaurants and franchised eight Lime Fresh restaurants. Our Company-owned and operated restaurants are concentrated primarily in the Southeast, Northeast, Mid-Atlantic, and Midwest of the United States, which we consider to be our core markets.

Ruby Tuesday, Inc.
News Release
January 8, 2015
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Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol:  RT).

For more information, contact:
Jill Golder, EVP and Chief Financial Officer
Phone:  865-379-5700

The Company will host a conference call, which will be a live web-cast, this afternoon at 5:00 p.m. Eastern Time.   The call will be available live at the following website:

http://www.rubytuesday.com

Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements, which represent our expectations or beliefs concerning future events, including one or more of the following:  future financial performance (including our estimates of growth in same-restaurant sales, average sales per restaurant, operating margins, expenses and other items), future capital expenditures, the effect of strategic initiatives (including statements relating to cost savings initiatives and the benefits of our television marketing), the opening or closing of restaurants by us or our franchisees, sales of our real estate or purchases of new real estate, future borrowings and repayments of debt, availability of financing on terms attractive to the Company, compliance with financial covenants in our debt instruments, payment of dividends, stock and bond repurchases, restaurant acquisitions, and changes in senior management and in the Board of Directors.  We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our customers’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; governmental laws and regulations, including those affecting labor and employee benefit costs, such as further potential increases in state and federally mandated minimum wages, and healthcare reform; the impact of pending litigation; customers’ acceptance of changes in menu items; changes in the availability and cost of capital; potential limitations imposed by debt covenants under our debt instruments; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory, including supply and delivery shortages or interruptions; significant fluctuations in energy prices; security breaches of our customers’ or employees’ confidential information or personal data or the failure of our information technology and computer systems; our ability to attract and retain qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either one of our restaurant concepts or other competing restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; and other risk factors discussed in our Annual Report on Form 10-K for the year ended June 3, 2014 in Part I. Item 1A. Risk Factors.

Ruby Tuesday, Inc.
News Release
January 8, 2015
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RUBY TUESDAY, INC.
Financial Results For the Second Quarter of Fiscal Year 2015
(Amounts in thousands except per share amounts)
(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	13 Weeks		13 Weeks		26 Weeks		26 Weeks
	Ended		Ended		Ended		Ended
	December 2,	Percent	December 3,	Percent	December 2,	Percent	December 3,	Percent
	2014	of Revenue	2013	of Revenue	2014	of Revenue	2013	of Revenue
Revenue:
Restaurant sales and operating revenue	$ 261,206	99.4	$ 274,719	99.5	$ 540,663	99.4	$ 562,811	99.5
Franchise revenue	1,453	0.6	1,490	0.5	3,178	0.6	3,072	0.5
Total Revenue	262,659	100.0	276,209	100.0	543,841	100.0	565,883	100.0

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of goods sold	71,646	27.4	77,669	28.3	146,793	27.2	157,607	28.0
Payroll and related costs	93,964	36.0	97,517	35.5	189,806	35.1	200,250	35.6
Other restaurant operating costs	60,097	23.0	65,289	23.8	119,896	22.2	132,823	23.6

Restaurant Level Margin (excludes franchise revenue)	35,499	13.6	34,244	12.5	84,168	15.6	72,131	12.8

Depreciation	12,538	4.8	13,915	5.1	25,196	4.7	28,124	5.0
(as a percent of Total revenue)
Selling, general and administrative, net	27,292	10.4	37,031	13.4	58,193	10.7	74,046	13.1
Closures and impairments, net	1,075	0.4	14,143	5.1	2,557	0.5	22,176	3.9
Total operating costs and expenses	266,612		305,564		542,441		615,026

(Loss)/Earnings From Operations	(3,953)	(1.5)	(29,355)	(10.6)	1,400	0.3	(49,143)	(8.7)

Interest expense, net	5,915	2.3	6,620	2.4	11,337	2.1	13,373	2.4

Loss on extinguishment of debt	-	0.0	672	0.2	-	0.0	1,183	0.2

Pre-tax loss from continuing operations	(9,868)	(3.8)	(36,647)	(13.3)	(9,937)	(1.8)	(63,699)	(11.3)
Benefit for income taxes from continuing operations	(595)	(0.2)	(1,910)	(0.7)	(3,229)	(0.6)	(7,063)	(1.2)
Net Loss from Continuing Operations	(9,273)	(3.5)	(34,737)	(12.6)	(6,708)	(1.2)	(56,636)	(10.0)

Income from discontinued operations, net of tax	0	0.0	354	0.1	0	0.0	11	0.0

Net Loss	$ (9,273)	(3.5)	$ (34,383)	(12.4)	$ (6,708)	(1.2)	$ (56,625)	(10.0)

Basic Loss Per Share:
Loss from continuing operations	$ (0.15)		$ (0.58)		$ (0.11)		$ (0.94)
Income from discontinued operations	-		0.01		-		-
Basic Net Loss Per Share	$ (0.15)		$ (0.57)		$ (0.11)		$ (0.94)

Diluted Loss Per Share:
Loss from continuing operations	$ (0.15)		$ (0.58)		$ (0.11)		$ (0.94)
Income from discontinued operations	-		0.01		-		-
Diluted Net Loss Per Share	$ (0.15)		$ (0.57)		$ (0.11)		$ (0.94)

Shares:
Basic	60,534		60,196		60,476		60,111
Diluted	60,534		60,196		60,476		60,111

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News Release
January 8, 2015
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RUBY TUESDAY, INC.

Financial Results For the Second Quarter
of Fiscal Year 2015
(Amounts in thousands)
(Unaudited)
	December 2,	June 3,
CONDENSED BALANCE SHEETS	2014	2014
Assets
Cash and Cash Equivalents	$48,170	$51,326
Receivables	5,631	4,861
Inventories	26,720	21,174
Income Tax Receivable	3,174	2,133
Deferred Income Taxes	-	3,397
Prepaid Rent and Other Expenses	12,659	12,216
Assets Held for Sale	7,075	4,683

Total Current Assets	103,429	99,790

Property and Equipment, Net	771,826	794,846
Other Assets	59,460	61,791

Total Assets	$934,715	$956,427

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$4,506	$4,816
Deferred Income Taxes	58	-
Other Current Liabilities	104,436	109,007

Total Current Liabilities	109,000	113,823

Long-Term Debt, including Capital Leases	247,915	253,875
Deferred Income Taxes	2,224	3,500
Deferred Escalating Minimum Rents	49,742	48,827
Other Deferred Liabilities	66,503	75,193

Total Liabilities	475,384	495,218

Shareholders' Equity	459,331	461,209

Total Liabilities and
Shareholders' Equity	$934,715	$956,427